Exhibit 16.1

May 27, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Commonwealth Builder 401(k) Plan (the “Merged Plan”) (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K as part of the Merged Plan’s Form 8-K dated May 24, 2005. The Commonwealth Telephone Enterprises, Inc. The Common-Wealth Builder and the Commonwealth Telephone Company Bargaining Employees 401(k) Plan were combined in 2004 to form the Merged Plan. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP